Exhibit 21.1

Subsidiaries of the Company

	Company	Place of Incorporation	Percentage held
	-----------------	---------------------------	---------------------

1	Alpha Sunray Sdn. Bhd.	Malaysia	100%

2	Grid Mobile Sdn. Bhd.	Malaysia	100%